AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1999.
                                            REGISTRATION NO. 333-_______________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                EASYRIDERS, INC.
               (Exact name of issuer as specified in its charter)

             DELAWARE                                   33-0811505
  (State of other jurisdiction of        (I.R.S. Employer Identification No.)
 incorporation or organization)

              28210 DOROTHY DRIVE, AGOURA HILLS, CALIFORNIA 91301
              (Address of principal executive offices) (Zip Code)

                   EASYRIDERS, INC. AMENDED AND RESTATED 1998
                     EXECUTIVE INCENTIVE COMPENSATION PLAN
                            (Full title of the plan)

                               J. ROBERT FABREGAS
                  CFO, Executive Vice President and Secretary
                                EASYRIDERS, INC.
                              28210 Dorothy Drive
                         Agoura Hills, California 91301
                                 (818) 889-8740
           (Name, address and telephone number of agent for service)

  The Commission is requested to send copies of all orders, communications and notices to:

                              BRENT COSTELLO, ESQ.
                  KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                      1999 Avenue of the Stars, Suite 1600
                         Los Angeles, California 90067

                        CALCULATION OF REGISTRATION FEE

                                                      Proposed       Proposed
Title of                                              Maximum        Maximum
Securities                            Amount          Offering       Aggregate      Amount of
to be                                 to be           Price Per      Offering     Registration
Registered                      Registered (1) (2)  Share (1) (2)  Price (1) (2)   Fee (1) (2)
----------                      ------------------  -------------  -------------  -------------
Common Stock,
Par Value $.001 per share          40,500            $6.00         $  243,000     $   67.55
                                  587,500            $5.00         $2,937,500     $  816.63
                                   25,000            $2.25         $   56,250     $   15.64
                                   75,000            $2.0625       $  154,688     $   43.00
                                1,152,000            $1.75         $2,016,000     $  560.45
                                  200,000            $3.08         $  616,000     $  171.25
                                  720,000            $1.56         $1,123,200     $  312.25
                                                                   -------------  -------------
                                                                   $7,146,638     $1,986.77

________________________
(1) These amounts have been estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the Registration Fee, and have been determined according to the following offering price information: 40,500 shares of Common Stock are reserved for issuance pursuant to options granted under the Company's Amended and Restated 1998 Executive Incentive Compensation Plan (the "Plan") at an exercise price of $6.00 per share; 587,500 shares of Common Stock are reserved for issuance pursuant to options granted under the Plan at an exercise price of $5.00 per share; 25,000 shares of Common Stock are reserved for issuance pursuant to options granted under the Plan at an exercise price of $2.25 per share; 75,000 shares of Common Stock are reserved for issuance pursuant to options granted under the Plan at an exercise price of $2.06 per share; 1,152,000 shares of Common Stock are reserved for issuance pursuant to options granted under the Plan at an exercise price of $1.75 per share; 200,000 shares of Common Stock were granted under the Plan to an employee of the Company for services rendered to the Company and the Proposed Maximum Offering Price Per Share for such shares is assumed to be $3.08 per share, the estimated fair value of the shares at the date of issuance; pursuant to Rule 457(h), for all shares of Common Stock being registered hereunder with an exercise price which cannot be determined (720,000), the Proposed Maximum Offering Price Per Share is $1.56, which is the average of the high and low prices of the Common Stock reported on the American Stock Exchange on May 6, 1999.
(2) This Registration Statement also covers such undeterminable number of additional shares of the Registrant's Common Stock as may become issuable in the event certain anti-dilution provisions contained in the options granted under the Company's 1998 Executive Incentive Compensation Plan become operative. No additional registration fee is included for these shares.
Exhibit Index begins on page II-6.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.*
          ----------------

Item 2.   Registrant Information and Employee Plan Annual Information.*
          -----------------------------------------------------------

* The documents containing the information specified in this Part I have been or will be sent or given to optionees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Act"). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
    Section 10(a) of the Act. Copies of all documents incorporated by reference in Item 3 of Part II of this Form S-8 (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein), as well as other documents required to be delivered to employees pursuant to Rule 428(b), will be provided without charge to each person, including any beneficial owner, on the written or oral request of such person made to Easyriders, Inc., 28210 Dorothy Drive, Agoura Hills, California 91301,
    Attention: J. Robert Fabregas, CFO, Executive Vice President and Secretary,
    Telephone: (818) 889-8740.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

    The following documents heretofore filed by Easyriders, Inc. (the "Company") with the Commission are hereby incorporated by reference in this Registration
Statement:

    1. The Company's Prospectus filed September 11, 1998 relating to the Registration Statement on Form S-4 filed with the Commission on July 6, 1998 (File No. 333-58501), as amended on August 28, 1998.

    2.    The Company's Current Report on Form 8-K filed on October 8, 1998.

    3. Annual Report of the Company on Form 10-K for the year ended December 31, 1998.

    4. Annual Report of the Company on Form 10-K/A for the year ended December 31, 1998.

    5. The description of the Common Stock contained in Item 1 of the Company's Form 8-A for a Registration of Certain Classes of Securities filed with the Commission pursuant to Section 12(b) of the Exchange Act on September 23, 1998.

    All documents filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and shall be part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities
          -------------------------

   Not Applicable.

Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

   Not Applicable.

Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

   The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, however, the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholder's derivatives suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as injunction or rescission, against a director for breach of his or her fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In addition, the Certificate of Incorporation of the Company provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL.
Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

   The Company's Certificate of Incorporation, (the "Charter"), provides that the Company shall, to the fullest extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is serving at the request of the Company as director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, provided that with respect to any action, suit or proceeding initiated by a director or officer, the Company shall indemnify such director of officer only if the action, suit or proceeding was authorized by the Company's Board of Directors or is a suit for enforcement of rights to indemnification or advancement of expenses in accordance with the procedure therefor prescribed in the Charter. The Charter also provides that the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, provided that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Company of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under the Charter.

   The Company currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with or as a consequence of certain actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

Item 7.   Exemption from Registration Claimed
          -----------------------------------

   Not Applicable.

Item 8.   Exhibits
          --------

   See Index to Exhibits on page II-6.

Item 9.   Undertakings
          ------------

   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Agoura Hills, State of California, on this 7th day of May, 1999.


                                 Easyriders, Inc.


                                 By: /s/ J. Robert Fabregas
                                     ---------------------------------
                                     J. Robert Fabregas
                                     CFO, Executive Vice President
                                     and Secretary.

                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints J. Robert Fabregas and William E. Prather his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments and post-effective amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                            Capacity                         Date


/s/ John E. Martin              Chairman of the Board            May 7, 1999
-----------------------
John E. Martin


/s/ William E. Prather          President and                    May 7, 1999
-----------------------
William E. Prather              Chief Executive Officer


/s/ J. Robert Fabregas          CFO, Executive Vice President    May 7, 1999
-----------------------
J. Robert Fabregas              and Secretary
                                (Principal Financial and
                                Accounting Officer)

/s/ Daniel J. Gallery           Director                         May 7, 1999
-----------------------
Daniel J. Gallery


/s/ Wayne L. Knyal              Director                         May 7, 1999
-----------------------
Wayne L. Knyal


/s/ Joseph Teresi               Director                         May 7, 1999
-----------------------
Joseph Teresi


/s/ Robert Davis                Director                         May 7, 1999
-----------------------
Robert Davis


/s/ Ellen Meagher               Director                         May 7, 1999
-----------------------
Ellen Meagher


/s/ Joseph J. Jacobs            Director                         May 7, 1999
-----------------------
Joseph J. Jacobs

                               INDEX TO EXHIBITS
                               -----------------

Exhibit No.             Description of Exhibit                  Reference
-------------     ----------------------------------      ---------------------

   4.1            Registrant's Amended and                Filed herewith
                  Restated 1998 Executive Incentive
                  Compensation Plan

   5              Opinion of Kaye, Scholer, Fierman,      Filed herewith
                  Hays & Handler, LLP

   23.1           Consent of Kaye, Scholer, Fierman,      Included in Exhibit 5
                  Hays & Handler, LLP

   23.2           Consent of Deloitte & Touche LLP        Filed herewith

   23.3           Consent of Jones, Jensen & Company      Filed herewith